CERTIFICATE OF AMENDMENT
                                    TO
                   RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                          LIVE ENTERTAINMENT INC.

                     (Pursuant to Sections 242 of the
                Delaware General Corporation Law ("DGCL"))

     LIVE Entertainment Inc., a corporation duly organized and existing under the DGCL (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were adopted setting forth a proposed amendment (the "Amendment") to the Restated Certificate of Incorporation of the Corporation, declaring the Amendment to be advisable and directing that the Amendment be submitted to the stockholders of the Corporation for approval by written consent. The resolution setting forth the Amendment is as follows:

          "AND FURTHER RESOLVED, that this Board of Directors hereby adopts and declares advisable an amendment to the Restated Certificate of Incorporation of the Corporation to delete all of Article Fourth thereof, as heretofore amended, and by inserting in lieu thereof the following:

               `FOURTH: The aggregate number of shares of capital stock of the Corporation (referred to herein as "Shares") which the Corporation shall have authority to issue is 54,000,000 Shares, of which 24,000,000 shall be common stock having a par value of $.01 per share (the "Common Stock"), 15,000,000 shall be Series A Common Stock having a par value of $.01 per share (the "Series A Common Stock") and 15,000,000 shall be series preferred stock having a par value of $1.00 per share (the "Series Preferred Stock"). The Series A Common Stock will be identical in all respects and at all times to the Common Stock, except that each share of Series A Common Stock will have one five-hundredth (1/500th) of a vote and will be convertible into one-fifth (1/5) share of Common Stock when not beneficially owned by (i) the Corporation, (ii) Carolco Pictures Inc., a Delaware corporation, (iii) an affiliate of the Corporation (as defined under Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date that this Article Fourth becomes effective) or (iv) a successor (by merger or otherwise) of such affiliate; provided, however, that if there is a reclassification, stock split, reverse stock split, change in the number of shares of Common Stock outstanding, or alteration of the voting rights of the Common Stock, then the conversion rights and/or voting rights of the Series A Common Stock shall be fairly and equitably adjusted to maintain the same rights and attributes as the Series A Common Stock has as of the date that this Article Fourth becomes effective. The Series Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of a series, the Board of Directors by resolution shall designate it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and shall fix the terms, rights, restrictions and qualifications of the shares of a series, including any preferences, voting powers, dividend rights and redemption, sinking fund and conversion rights. Subject to the express terms of the Series Preferred Stock outstanding at the time, the Board of Directors may increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares thereof then outstanding) the number of shares.

               `Every five shares of Common Stock of the Corporation issued at the close of business on the date this Article Fourth becomes effective (including any shares held by the Corporation as treasury shares) shall automatically be converted into one validly issued, fully paid and nonassessable share of Common Stock. Upon this Article Fourth becoming effective, each certificate representing one or more shares of Common Stock immediately prior to the effectiveness of this Article Fourth shall represent a number of shares equal to one-fifth of the shares evidenced thereby prior to the effectiveness of this Article Fourth. As soon as practicable thereafter, the Corporation shall ask the holders of certificates representing shares of Common Stock immediately prior to this Article Fourth becoming effective to tender such certificates to the Corporation or to its transfer agent, and, upon the receipt thereof, the Corporation shall distribute, or cause its transfer agent to distribute, to each such holder a certificate or certificates representing one-fifth of the number of shares of Common Stock previously evidenced by the certificates so tendered.

               `No fractional shares of Common Stock will be issued as a result of the conversion of shares of Common Stock contemplated by the immediately preceding paragraph; instead, if such conversion of any person's aggregate holdings of Common Stock results in a fractional share amount of Common Stock, such person shall, in lieu thereof, be paid cash in an amount equal to the value of such fractional share based on the average of the per share closing bid and asked prices of the Common Stock as reported in the OTC Bulletin Board and NQB Pink Sheets for the five trading days immediately preceding the date that this Article Fourth becomes effective.'"

     SECOND: That thereafter (1) the Amendment was approved by written consents signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to approve the Amendment at a meeting at which all shares of capital stock of the Corporation entitled to vote thereon were present and voted and (2) written notice of the taking of such corporate action has been given to those stockholders who have not consented, all in accordance with
Section 228 of the DGCL.

     THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Michael J. White, its Executive Vice
President and Secretary, this 9th day of December, 1994.

                      LIVE ENTERTAINMENT INC.


                      By: /S/ MICHAEL J. WHITE
                          Name:  Michael J. White
                          Title: Executive Vice President
                                  and Secretary